Exhibit 10.4

Application for confidential treatment for a portion of this document has been submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  This document omits the information subject to the confidentiality request.  Omissions are designated by the symbol “**”.  A complete version of this document has been filed separately with the Securities and Exchange Commission.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of March 31, 2008 (the “Closing Date”), between Heeling Sports EMEA, a Belgian company (SPRL) with a registered office of Avenue Van Volxemlaan 79, B1190 Brussels, Belgium, represented by its Vice President, John O’Neil, a citizen of the United States of America (the “Company”) and The Sansean Group Limited, a company incorporated and duly existing under the laws of Hong Kong with a registered address at 5705, The Center, 99 Queen’s Road Central, Hong Kong, represented by its Director Mr. Sven Heller, a citizen of Switzerland (“Consultant”).  The Company and Consultant are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company wishes to enter into this Agreement with Consultant for the provision of consulting services in Germany and the European Union;

WHEREAS, the Company and its affiliates, in their business, use confidential customer, dealer and supplier lists and other trade secrets and confidential and proprietary information that will be communicated to Consultant during its provision of services to the Company and its affiliates, and the Company and its affiliates have expended and will expend substantial time, effort, and money to develop said customer, dealer and supplier lists, other trade secrets and confidential and proprietary information, data, processes, business, patronage and goodwill to promote and increase its business; and

WHEREAS, Consultant desires to perform services for the Company, and the Company is desirous of having Consultant perform services to the Company and its affiliates, provided that in so doing, the Company can protect its customer, dealer and supplier lists, other trade secrets and confidential and proprietary information, data, processes, business, patronage and goodwill.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.                                       Consulting Term and Services.  The Company hereby engages Consultant as an independent contractor, and not as an employee, to render consulting services to the Company.

(a)                                  Term.  Consultant hereby accepts such engagement for a period commencing on the Closing Date and terminating automatically upon (i) the date on which the Company pays Consultant for the 500,000th Net Pair Sold (as defined in Section 2) of Heelys-branded footwear sold by the Company or its affiliates in Germany or Austria (the “Products,” and each pair is a “Product”); or (ii) Consultant’s dissolution or closing.

(b)                                 Termination.  The Company may terminate this Agreement at any time without notice, for Cause.  For the purpose of this paragraph, “Cause” shall mean (i) theft and/or misappropriation and/or misdirection of Company funds, property, and/or business opportunities by Consultant, its employees, affiliates or affiliate’s employees; or (ii) Consultant’s material violation of this Agreement.  Termination of this Agreement for Cause shall include the prospective termination of the consideration recited in Section 2 of this Agreement.

(c)                                  Services.  During the Term, Consultant shall use its knowledge and contacts in order to render consulting services to the Company and to assist the Company and its affiliates in Germany and Austria (the “Territory”).  The services rendered by Consultant hereunder shall be provided by Consultant as a consultant, and not as an employee, partner or joint venturer of the Company.

(i)                                     Throughout the Term, Consultant shall:  (A) make available to the Company all current and prospective customer lists and any other intangible assets that would be useful to the Company in developing the brand and the distribution business in the Territory; (B) act to preserve the goodwill of all employees, customers, dealers, suppliers, and other persons having business relations with the Company and its affiliates; (C) perform its services in a business-like manner and in a manner that will not harm the business reputation of the Company; (D) refer all inquiries received for Products to the Company; (E) comply with good business practices and all applicable laws and regulations; and (F) use its reasonable best efforts and diligence to promote the sale and use of, and to stimulate interest in, the Products in the Territory.  Consultant represents and warrants to the Company that it has, and during the Term will continue to maintain, the capacity, facilities and personnel necessary to carry out its obligations under this Agreement.  Consultant acknowledges that it has no authority to negotiate the sale or purchase of Products on behalf of the Company or any of its affiliates or to negotiate or conclude such transactions on behalf of or in the name of the Company or any of its affiliates.

(ii)                                  Throughout the Term, Consultant shall not, without prior written approval of the Company:  (A) encourage the sale of the Products outside the Territory; (B) maintain or seek to establish any branch or channel distribution inside the Territory; (C) engage in deceptive, misleading or unethical practices detrimental to the Company or the Products, including, but not limited to, disparagement of the Company or the Products; (D) make representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by the Company; (E) market, promote, sell, lease, solicit or procure orders for or otherwise represent any product in competition with any of the Products in the Territory; or (F) engage in conduct or business activities in violation of the terms set forth herein.

2.                                       Compensation.  In consideration of Consultant’s consulting services set forth in Section 1 above, the Company will compensate Consultant as follows:

(a)                                  The Company shall pay Consultant **, as follows: ** payable on the Closing Date and ** shall be made ten days after the Closing Date.

(b)                                 Further payment will be based on Net Pairs Sold by the Company as of December 31, the end of the financial year.  “Net Pairs Sold” shall equal gross sales in pairs in the Territory less all pair returns.  Payments shall be made to Consultant within sixty (60) days after the financial year-end.  Consultant shall have the right to see the relevant documents and/or financial statements necessary to verify the calculation of Net Pairs Sold (but such information shall be held confidential pursuant to the provisions of Section 4).

(c)                                  In addition, for each Product sold by the Company (but not any Product sold by The Distributor GmbH), the Company shall pay Consultant (i) ** for each Product sold (for the first 200,000 (Two Hundred Thousand)  Net Pairs Sold); and (ii) ** (for 200,001 (Two Hundred Thousand One) to 500,000 (Five Hundred Thousand) Net Pairs Sold).  After payment associated with the 500,000th Net Pair Sold is made, this Agreement and the Term shall terminate.

3.                                       Relationship of the Parties; Independent Contractor; No Employee Benefits.  Notwithstanding any provision hereof, Consultant is an independent contractor and not an employee, agent, partner or joint venturer of the Company and shall not bind nor attempt to bind the Company to any contract.  Consultant shall accept any directions issued by the Company pertaining to the goals to be attained and the results to be achieved but shall be solely responsible for the manner and hours in which Services are performed under this Agreement.  Consultant shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs.  The Company shall not provide workers’ compensation, disability insurance, social security or unemployment compensation coverage or any other statutory benefit to Consultant.  Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

4.                                       Nondisclosure Agreement.  Consultant acknowledges that the information, observations and data obtained by it while engaged as a consultant by the Company are the property of the Company and that during the Term, it will have access to and become familiar with various trade secrets, consisting of information, records, specifications, sales procedures, customer requirements, customer, dealer and supplier lists, methods of doing business, and other confidential information (all of which are hereinafter referred to as “Trade Secrets”), which are owned by the Company and its Affiliates and which are regularly used in the operation of the business of the Company and its Affiliates.  “Affiliates” shall mean entities and natural persons controlling, controlled by, or under common control with the Company.  Consultant shall not disclose any of the Trade Secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, except as required in the course of Services under this Agreement.  All files, records, documents, drawings, specifications, information, data, customer lists, customer information, dealer and supplier lists, dealer and supplier information, compilations of information, and similar items relating to the business of the Company and its Affiliates, whether prepared by the Consultant or otherwise coming into its possession, shall remain the exclusive property of the Company and shall not be disseminated, communicated or otherwise removed from the premises of the Company under any circumstances, without the prior written consent of the Company, and in any event shall be promptly delivered to the Company upon termination of the Term or at any time the Company may request.  It is understood and agreed to by the Parties that all customer, dealer and supplier lists (among other items) are deemed to be Trade Secrets and shall remain the exclusive property of the Company and its Affiliates.  The existence of any claim or cause of action of the Consultant against the Company, whether or not predicated on this Agreement, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of the Consultant contained in this Section 4.

5.                                       Consultant’s Representations.  Consultant hereby represents and warrants to the Company that:  (a) the execution, delivery and performance of this Agreement by Consultant shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which it is bound; (b) Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity involved in or related to the business of the Company or any of its affiliates; (c) Consultant shall not use any confidential information or trade secrets of any third party in connection with the performance of its duties hereunder; and (d) this Agreement constitutes the valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms.  Consultant hereby acknowledges and represents that it has consulted with independent legal counsel regarding Consultant’s rights and obligations under this Agreement and that it fully understands the terms and conditions contained herein.

6.                                       Indemnification.  Consultant hereby agrees to indemnify and hold harmless the Company and its current and former parent, subsidiary and affiliated entities, their successors and assigns, and the current and former owners, shareholders, members, managers, partners, directors, officers, employees, agents, attorneys, representatives and insurers (collectively, the “Company Parties”) from and against any and all claims, actions liabilities, losses, damages and expenses, including reasonable attorneys’ fees and such fees on appeal, incurred by any of them in investigating and/or defending against any claims, actions or liabilities arising out of or in connection with:  (a) services rendered pursuant to this Agreement; (b) the failure of Consultant to comply with any laws, rules and/or regulations; (c) Consultant’s attachment to the products of any trade name, trademark or log that is challenged as an infringement of the proprietary rights of any third party; or (d) the failure of Consultant to comply with each and every term of the this Agreement.  Consultant hereby releases all Company Parties from any duty, obligation or requirement to make any indemnity payments to Consultant and/or any of Consultant’s sales agents.  Consultant agrees to pay any and all such indemnity payments and shall hold the Company Parties harmless from and against same.  Consultant shall be responsible for paying any indemnity payments pursuant to the law.  Consultant shall also be responsible for paying any and all taxes relating directly or indirectly to this Agreement or the performance hereof.

Consultant shall give written notice to the Company within ten (10) days of learning of any such claim, action or liability for which indemnification is provided in this Agreement.  Consultant agrees that any Company Party may employ an attorney of its own selection to defend and/or appeal the claim or action on behalf of such Company Party, at the expense of Consultant.  Consultant further agrees that such Company Party may elect to allow Consultant, at

Consultant’s expense, to employ an attorney reasonably satisfactory to such Company Party to defend the indemnified party; provided, however, that such Company Party reserves the right reasonably to disapprove of any such attorney.

7.                                       Survival.  Sections 3, 4, 6, 8, 9, 10, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term.

8.                                       Non-Solicitation.  Consultant agrees that during the Term and for a period of one year thereafter, Consultant and its affiliates shall not solicit or engage for employment or consulting activities any person or entity that has acted as an employee or consultant of the Company at any time during the Term.

9.                                       Attorneys’ Fees.  If any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing Party shall recover all of such Party’s costs and attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from.

10.                                 Entire Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.  No amendment or waiver to this Agreement shall be effective unless stated in writing and signed by the Parties.

11.                                 Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.                                 Assignment.  Consultant shall not assign this Agreement without the prior written consent of the Company.  The Company may assign its rights and obligations under this Agreement in whole or part.

13.                                 Injunction.  In the event of a breach or a threatened breach of this Agreement by Consultant or its employees or affiliates, or the affiliate’s employees, the Company shall be entitled to the injunctive relief determined appropriate by a court of competent jurisdiction.  In the event of a breach or a threatened breach of this Agreement by the Company or its employees or affiliates, or the affiliate’s employees, Consultant shall be entitled to the injunctive relief determined appropriate by a court of competent jurisdiction.

14.                                 Governing Law and Language.  This Agreement shall be governed by, and construed in accordance with, the laws of the U.S. and the state of Texas (without regard to conflicts of laws principles), including the Uniform Commercial Code as enacted in the state of Texas.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement (or the rights or obligations of the Parties) and is disclaimed.  The governing language of this Agreement shall be English as spoken in the U.S., which shall control the interpretation of this Agreement in the event this Agreement is translated into a language other than English as spoken in the U.S.

15.                                 Submission to Jurisdiction.  By its signature to this Agreement, each Party hereunder irrevocably submits to the exclusive jurisdiction and venue of the state or federal courts located in Dallas County, State of Texas as to any disputes between the Parties and/or this Agreement.  Each of the Parties hereto agrees that any judgment (i) rendered either by a court of competent jurisdiction in accordance with this Agreement; and (ii) entered in any court of record of the United States, in Dallas, Texas may be executed against the assets of such party in any jurisdiction or country.  By its signature to this Agreement, each Party hereunder irrevocably submits to the exclusive jurisdiction and venue of any of the state or federal courts in Dallas County, State of Texas in any legal action or proceeding relating to such execution.

16.                                 Waiver of Immunity and Inconvenient Forum.  Each Party irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding in any state or federal court of competent jurisdiction, including such courts located in Dallas County, State of Texas, arising out of this Agreement.  The Parties each represent that its obligations hereunder are commercial activities.  Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Agreement being brought in the federal or state courts of competent jurisdiction located in Dallas County, State of Texas, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

17.                                 Legal Construction.  Regardless of which Party may have drafted this Agreement, or any portion thereof, no rule of strict construction shall be applied against either Party. Except as expressly provided in this Agreement, all rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.  In the interpretation of this Agreement, except where the context otherwise requires, “including” or “include” does not denote or imply any limitation; “or” has the inclusive meaning “and/or”; “and/or” means “or” and is used for emphasis only; the singular includes the plural, and vice versa, and each gender includes each of the others; captions or headings are only for reference and are not to be considered in interpreting the Agreement; “Section” refers to a Section of this Agreement, unless otherwise stated in this Agreement; and all times set forth herein are deemed to be the time in Dallas, Texas.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Parties request the court to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section.

18.                                 Waiver.  Any waiver by any Party of any provision of this Agreement must be in writing from the waiving Party and shall not imply a subsequent waiver of the same provision or any other provision.

19.                                 Expenses.  Each Party shall pay its own expenses, including, but not limited to, travel, administration, compensation of employees, the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

20.                                 Expenses for Enforcement.  In the event either Party is required to employ an attorney to enforce the provisions of this Agreement or is required to commence legal proceedings to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover from the other Party reasonable attorney’s fees and court costs incurred in connection with such enforcement, including collection agency fees, attorney litigation fees, suit fees, and costs of investigation and litigation.

21.                                 Business Days.  If any time period for giving notice or taking action hereunder expires on a day that is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

22.                                 Headings.  The section and subsection headings contained in this Agreement are included for convenience only, and shall not limit or otherwise affect the terms hereof.

23.                                 Miscellaneous.

(a)                                  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance there from, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Parties hereto request the court or arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise legal, invalid or unenforceable provision in accordance with this Section.

(b)                                 The waiver by any Party hereto of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

(c)                                  No Party shall be liable for failure to perform or delay in performing any obligation (other than the payment of money) under this Agreement or any individual contract of sale hereunder if such failure or delay is due to fire, flood, earthquake, strike, labor trouble or other industrial disturbance, war (declared or undeclared), embargo, blockade, shortage of labor materials or equipment, legal prohibition, governmental action, riot, insurrection, damage, destruction or any other cause beyond the control of such defaulting Party preventing or delaying the performance.

(d)                                 All notices, requests, consents and other communications that are required or permitted under this Agreement shall be in writing, and shall be delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested (in which case it shall be deemed given one week after mailing), or sent by fax, with a confirmation copy simultaneously mailed (in which case it shall be deemed given when transmitted), at the following addresses:

To the Company:

Heeling Sports EMEA

Avenue Van Volxemlaan 79

B1190 Brussels, Belgium

Attention: Vice President

with copies (which shall not constitute notice) to:

Heelys, Inc.

3200 Belmeade Drive, Suite 100

Carrollton, Texas  75006
Attention: President

Telecopy: (214) 390-1661

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas  75201-4761
Attention:  Robert J. Ward, Esq.
Telecopy:  (214) 999-3266

To Consultant:

The Sansean Group Limited
5705, The Center
99 Queen’s Road Central

Hong Kong

Attention: Sven Heller
Telecopy: +41 41 3910405/+852 28685820

with a copy (which shall not constitute notice) to:

Heller Anwaltskanzlei
Freidheimweg 14

6353 Weggis, Schweiz
Attention:  Sven Heller
Telecopy:  +41 413910405

Or to such other address as to which any Party hereto may notify the other Party hereto as aforesaid.  All communications shall be in the English language.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HEELING SPORTS EMEA

By:	/s/ John O’Neil
Name:	John O’Neil
Title:	Vice President

THE SANSEAN GROUP LIMITED

By:	/s/ Sven Heller
Name:	Sven Heller
Title:	Director